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MVC Capital Board of Directors Candidates

MVC Capital’s Board of Directors candidates are among the most experienced and visionary business leaders in the United States. They helped create over 200 information technology companies. They have started companies that have created over 10,000 jobs. They have led or worked in senior positions for companies that have created over 100 billion dollars in shareholder value. They are the right team.

John M. Grillos

Mr. Grillos is currently CEO, CIO and a Director of the Fund. He is also Founder and Managing General Partner of ITech Partners, L.P., a seed stage information technology fund.

Mr. Grillos has more than 15 years experience in information technology venture capital investing and 20 -years of entrepreneurial, professional and managerial experience in information technology. Over the course of these years, he has built, as operator and investor, six market-leading public technology companies. Most recently, Mr. Grillos served as the Executive Vice President, Chief Operating Officer and as a Director of SmartForce PLC (formerly CBT Group PLC), a leading supplier of e-Learning products with revenues exceeding $250 million. From 1997 to 1998, Mr. Grillos served as Managing Director at SoundView Venture Partners, L.P., where he was responsible for managing the venture capital business activities of SoundView Financial Group, an information technology focused investment bank acquired by Wit Capital in 1999. From 1988 to 1997, Mr. Grillos was Managing Director responsible for information technology venture capital investing for Robertson, Stephens & Co.

Mr. Grillos has served in numerous executive management roles including President and COO of SPSS, Inc., President and CEO of Tesseract Corporation, as well as various management positions with American Management Systems.

From 1968 to 1972, Mr. Grillos worked as a Development Manager and Principal Designer for the Institute for Computer Research at the University of Chicago, where he was responsible for developing computerized control and data acquisition systems for several departments of the University. From 1965 to 1968, Mr. Grillos worked as a Staff Engineer for Bell Labs and Western Electric Company.

Mr. Grillos received a B.S. in Electrical Engineering and Computer Science from the Illinois Institute of Technology and a M.B.A. from the University of Chicago.

Frederick M. Hoar

Mr. Hoar has shaped communications and marketing strategies for some of America’s seminal technology companies, from Apple Computer to Fairchild to RCA. He is currently a branding and marketing consultant, a member of the executive staff of the VCPR agency, and Dean’s Executive Professor of Marketing at Santa Clara University. He is also a co-founder of the Band of Angels investment group. Mr. Hoar was a seed investor in Siebel systems and was a mastermind in the initial launch for Siebel Systems. Mr. Hoar joined Miller/Shandwick Technologies in 1989 as CEO of Miller West and later became Chairman of the global public relations agency, as well as Shandwick’s Technologies Practice where he grew the company to over 400 employees. In 2000, Shandwick was acquired by The Interpublic Group of Companies. Mr. Hoar retired from the firm in 2002. He was named one of the “Top 100 Most Influential Public Relations People of the 20th Century” by PRWEEK.

Mr. Hoar was Vice President of Communications for Apple Computer, where he shaped the investor relations, public relations and advertising strategies involved with taking the company public and launching the Lisa and Macintosh computers. He also served as Vice President of Communications for Fairchild Semiconductor, known as the defining company of Silicon Valley. Additionally, Mr. Hoar served as a Vice President of Corporate Communications for Genentech, a Director of Worldwide Communications for Raychem, and as a Division Vice President of Public Affairs and Advertising at RCA in New York.

He is a Director of Semotus Solutions, Inc. and Simentra Ltd. and a member of the advisory boards of Pacific Enterprise Capital, the Churchill Club, the Commonwealth Club, Junior Achievement and the Santa Clara University Leavey School of Business.

Mr. Hoar began his career with the Associated Press and as an instructor in English and Journalism at the University of Northern Iowa.

Mr. Hoar is a native of Boston where he earned an A.B. degree cum laude from Harvard University in American History and Literature and a M.A. with honors from the University of Iowa in Editorial Journalism.

Laurence R. Hootnick

Mr. Hootnick is currently a Director of the Fund. He brings over 30 years of experience managing high-growth private and public enterprises, expertise in leading companies from the stage of rapid growth to high market valuation, as well as unparalleled operational and fiscal management.

Mr. Hootnick currently works with Acuity Ventures, a venture firm he helped form in 2001. Before forming Acuity, Mr. Hootnick served as President of Persistence Software, an application server software company which he helped lead through an initial public offering in 1999. Prior to his tenure at Persistence, Mr. Hootnick served as Executive Vice President and COO of NetManage, Inc. He also served as President of Consilium, a semiconductor fabrication software company which he sold to Applied Materials in 1998. As President and CEO at Maxtor Corporation, a hard disk manufacturing company with over $1 billion in revenues, he generated more than $100 million of cash flow within one year. Mr. Hootnick also served at Intel Corporation for 18 years in leadership roles including Senior Vice President of Worldwide Sales and Marketing, Senior Vice President of Finance and Administration, and President of the Embedded Control and Memory Group. During his tenure at Intel, Mr. Hootnick helped increase revenues by more than $4 billion and was responsible for overseeing more than 5,000 employees both domestically and internationally. Mr. Hootnick began his career as an executive with Ford and RCA. Throughout his career, Mr. Hootnick oversaw up to 10,000 employees and managed operations with more than $1 billion in annual revenue.

He received a B.S. in Industrial Management from M.I.T. and a M.B.A. in Finance from the University of Maryland.

Michael H. Jordan

Mr. Jordan is currently a Director of the Fund. Mr. Jordan is an angel investor as well as a member of several private equity firms. He is a General Partner of Global Asset Capital, LLC, a venture capital firm focused on making private equity investments in the telecommunications, Internet infrastructure, data networking and information technology sectors. He is also a Partner of Beta Capital Group, LLC of Dallas, Texas. Mr. Jordan currently serves as Chairman of eOriginal, Inc., an electronic commerce company that provides unique, authentic and secure Electronic Original™ documents, a legal alternative to blue-ink signed original paper documents.

Mr. Jordan also serves as Chairman of the National Foreign Trade Council, a trustee of The Brookings Institution, a member and former Chairman of the U.S.–Japan Business Council, Chairman of The College Fund/UNCF, and a member of The Business Council. He also serves on the boards of Aetna Inc., and Dell Computer Corporation, Galaxy Nutritional Foods, Inc., i2 Technologies, Inc., Pinnacor Inc., WPP Group plc and several smaller, privately held companies.

Mr. Jordan is the retired Chairman and CEO of CBS Corporation (formerly Westinghouse Electric Corporation), which he led through one of the most comprehensive transformations of a major U.S. corporation. While Mr. Jordan was at Westinghouse, he led the acquisition of CBS, which was purchased for $4 billion. Before joining Westinghouse, Mr. Jordan was a Partner with Clayton, Dublilier and Rice, one of the oldest and most respected private investment firms. Prior to that he spent 18 years with PepsiCo, Inc. where he served in numerous senior executive positions, including CFO of PepsiCo, Inc., and President and CEO of PepsiCo WorldWide Foods, which includes Frito-Lay. From 1964 to 1974, he was a consultant and Principal with McKinsey & Company.

Mr. Jordan received a B.S. in chemical engineering from Yale University and a M.S. in chemical engineering from Princeton University. He subsequently served a four-year tour of duty with the U.S. Navy on the staff of Admiral Hyman Rickover.

Peter J. Locke

Mr. Locke is currently a Director of the Fund. Mr. Locke brings over 30 years of experience in banking, corporate financial strategy, capital structuring, and mergers and acquisitions. Mr. Locke currently serves as a commercial arbitrator resolving disputes in finance. From 1981 through 2001, Mr. Locke served as Managing Director of Citibank’s Corporate Banking Division where he was responsible for all corporate finance activities with investment grade companies in the Western United States. In this capacity, Mr. Locke worked as an advisor to corporations in all areas of financial risk management. Mr. Locke helped increase fee revenues from $20 million to $150 million per year.

From 1979 through 1981, Mr. Locke served as Chairman and CEO of Miami National Bank where he was responsible for leading the workout team for this distressed bank acquired by Citibank through a foreclosure. Mr. Locke successfully executed a plan to recapitalize, restaff, and clean-up the loan portfolio while instituting proper operating procedures. He then arranged the sale of Citibank’s interests to Banco Zaragozano of Madrid, Spain doubling the aggregate equity value.

From 1976 through 1978, Mr. Locke was a Project Manager for Citibank’s Institutional Recovery Management department where he supervised debt workouts with troubled corporations within and outside of bankruptcy proceedings.

From 1971 through 1976, Mr. Locke served as a Banker in Citibank’s Media Communications Group, handling Citibank’s worldwide relationships with corporate clients, and assisting them with debt raising, exposure management, and processing services.

Mr. Locke received a B.A. in history from Dartmouth College and a M.B.A. in finance from Columbia University.

James K. Sims

Mr. Sims currently serves as co-Founder, Chairman and CEO of GEN3 Partners, a privately held professional services firm working with established companies to build next generation business. The firm fuses strategy, technology and entrepreneurship to rapidly originate, test and launch new business innovation.

From 1990 to 1999, Mr. Sims was Founder and CEO of Cambridge Technology Partners, an international management consulting and systems integration company. While at Cambridge, Mr. Sims built the firm to 4,500 people serving 52 locations worldwide with $625 million in sales.

From 1985 to 1990, Mr. Sims was Founder, Chairman and CEO of Concurrent Computer Corporation, a market leader in real-time computing. Mr. Sims built the company to 2,700 employees with $340 million in revenue before successfully taking it public in 1986.

Mr. Sims currently sits on the board of directors for RSA Security, PVI Corporation, and the Wang Center for the Performing Arts.

Vincent H. Tobkin

Mr. Tobkin is currently the Chairman of the Board of the Fund. Mr. Tobkin has been actively involved in technology, telecom and venture capital for more than 30 years.

Since 1992, Mr. Tobkin has served as a Director, a Founder and head of Bain & Company’s Worldwide Technology and Telecom Practice. Mr. Tobkin grew the practice from two partners to 80 partners and more than 500 employees. Mr. Tobkin’s clients include major telecom operators, telecom equipment manufacturers, computer and software firms, and networking companies. His assignments include mergers and acquisitions, merger integration, growth strategies, operations improvement, and sales force management. Mr. Tobkin’s venture capital-oriented assignments included advising Net Insight, a networking startup which completed an initial public offering in Sweden, and venture portfolio work for clients in Sweden and the US. He is an advisor to CEOs of dozens of leading information technology companies.

From 1984 to 1992, Mr. Tobkin was a General Partner and Founder of a leading venture capital firm, Sierra Ventures. While at Sierra Ventures, Mr. Tobkin invested in or founded several companies that went public, including Stratacom (Nasdaq), Centex Telemanagement (Nasdaq), On Assignment (Nasdaq:ASGM), and Advanced Technology Materials (Nasdaq:ATMI). He also invested in or founded a number of companies that were later acquired including Analog Design Tools (acquired by Valid Logic), Epoch Systems (acquired by EMC), and Ribogene (acquired by Questcor Pharmaceuticals, Inc.). Previously, Mr. Tobkin served as a Partner and a leader of McKinsey & Company’s High Technology Practice. From 1969 to 1975, Mr. Tobkin worked at Fairchild Semiconductor, Hewlett Packard, and Memorex.

Mr. Tobkin received a S.B. and a S.M. in Electrical Engineering from the Massachusetts Institute of Technology. He also received a J.D. from Harvard Law School and a M.B.A. from Harvard Business School.

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